EXHIBIT 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST
NEW YORK 10001-8602 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com [•]

FIRM/AFFILIATE OFFICES

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to GCI Liberty, Inc., a Delaware corporation (the “Company”), in connection with the proposed combination of the Company with Liberty Broadband Corporation, a Delaware corporation (“Parent”), by way of the merger of Grizzly Merger Sub 2, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company surviving, followed by the merger of the Company with and into Grizzly Merger Sub 1, LLC, a Delaware limited liability company (“Merger LLC”), immediately thereafter, with Merger LLC surviving (collectively, the “Combination”). Merger LLC is a direct wholly-owned subsidiary of Parent and is disregarded as an entity separate from Parent for U.S. federal income tax purposes. Merger Sub is a direct wholly-owned subsidiary of Merger LLC. Unless otherwise specified, capitalized terms used but not defined in this Opinion have the meanings ascribed to them in the Agreement and Plan of Merger dated as of August 6, 2020, by and among Parent, Merger Sub, Merger LLC, and the Company (including the exhibits attached thereto, the “Merger Agreement”). This opinion (the “Opinion”) is being delivered in connection with the registration statement on Form S-4 filed by Parent with the Securities and Exchange Commission (the “SEC”) on September 17, 2020 (File No. 333-248854), as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, together with the joint proxy statements/prospectus contained therein and the annexes and exhibits thereto, as amended and supplemented through the date hereof (collectively, the “Combination SEC Filings”); (ii) all other submissions to the SEC related to the Combination SEC Filings; (iii) the Transaction Documents and Ancillary Agreements; and (iv) such other documents and information as we have deemed necessary or appropriate to render this Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by the Company and Parent, including those set forth in letters dated as of the date hereof from officers of the Company and Parent (the “Reorganization Representation Letters”). For purposes of rendering this Opinion, we have assumed that such statements and representations are and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise and that each of the representations made in the future tense by the Company and Parent in the Reorganization Representation Letters will be true, correct, and complete at the time or times contemplated by such representation or certification. This Opinion assumes and is expressly conditioned on, among other things, the initial and continuing truth, correctness, and completeness of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by the Company and Parent, including those set forth in the Reorganization Representation Letters, in each case through the effective date of the Combination. For purposes of this Opinion, we have not independently verified all of the facts, information, covenants, and representations set forth in the Reorganization Representation Letters, the Combination SEC Filings, or any other document. We have also assumed that the Combination will be consummated in the manner described in the Combination SEC Filings and the Merger Agreement and that none of the terms or conditions contained therein have been or will be waived or modified.

For purposes of this Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and to perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering this Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which this Opinion is based or any material change in the documents referred to above could affect our conclusions stated herein. Moreover, there can be no assurance that this Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Combination,” we are of the opinion that, for U.S. federal income tax purposes, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, accordingly, will have the following U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement):

1.                                      A U.S. holder that receives shares of Parent Capital Stock in exchange for shares of Company Capital Stock pursuant to the Combination will not recognize gain or loss on such exchange, except with respect to cash received in lieu of fractional shares of Parent Series C Common Stock or Parent Series B Common Stock (as discussed below).

2.                                      If a U.S. holder has differing tax bases or holding periods in respect of Company Capital Stock that such U.S. holder exchanges pursuant to the Combination, such U.S. holder must determine the tax bases and holding periods in the Parent Capital Stock received in the Combination separately for each identifiable block (that is, stock of the same class or series acquired at the same time for the same price) of such Company Capital Stock.

3.                                      The aggregate tax basis of the shares of Parent Series C Common Stock received by a U.S. holder of Company Series A Common Stock in the Combination (including any fractional shares of Parent Series C Common Stock deemed received and sold for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Company Series A Common Stock surrendered in exchange therefor.

4.                                      The aggregate tax basis of the shares of Parent Series B Common Stock received by a U.S. holder of Company Series B Common Stock in the Combination (including any fractional shares of Parent Series B Common Stock deemed received and sold for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Company Series B Common Stock surrendered in exchange therefor.

5.                                      The aggregate tax basis of the shares of Parent Preferred Stock received by a U.S. holder of Company Preferred Stock in the Combination will be the same as the aggregate tax basis of the shares of Company Preferred Stock surrendered in exchange therefor.

6.                                      The holding period of the Parent Capital Stock received (including any fractional shares of Parent Series C Common Stock or Parent Series B Common Stock deemed received and sold for cash, as discussed below) will include the holding period of the Company Capital Stock for which it is exchanged.

7.                                      A U.S. holder that receives cash in lieu of a fractional share of Parent Series C Common Stock or Parent Series B Common Stock will be treated as having received the fractional share pursuant to the Combination, and then as having sold such fractional share for cash. As a result, such U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share (as described above). Such gain or loss will generally be long-term capital gain or loss if, as of the effective date of the Combination, the holding period for such fractional share (as described above) exceeds one year.

*                                              *                                              *

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Combination or any other transactions. This Opinion has been prepared in connection with the Combination and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. In addition, this Opinion is being delivered prior to the consummation of the Combination and therefore is prospective and dependent on future events. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation, or assumption relied upon herein that becomes inaccurate or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and the use of our name under the heading “Material U.S. Federal Income Tax Consequences of the Combination” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,